Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Liberty Property Trust for the registration of its common shares and to the incorporation by reference therein of our report dated February 23, 2007 (except for Notes 2, 3, 5, 11, and 12, as to which the date is January 11, 2008), with respect to the consolidated financial statements and schedule of Liberty Property Limited Partnership included in its Current Report on Form 8-K dated January 11, 2008, and our report dated February 23, 2007 with respect to Liberty Property Limited Partnership’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Liberty Property Limited Partnership included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
January 11, 2008